Exhibit 10.20(A)

[MIRNA THERAPEUTICS LETTERHEAD]

August 31, 2015

Alan Fuhrman

Dear Alan:

On behalf of Mirna Therapeutics, Inc. (“Mirna”), a Delaware corporation, I am pleased to offer you the full-time position of Chief Financial Officer. We anticipate your start date to be September 8, 2015 (the “Start Date”).

In addition to this offer letter, your offer package includes (i) an Employment Agreement, and (ii) a Confidentiality, Covenant Not To Compete, & Arbitration Agreement (Exhibit A to the Employment Agreement).

Your base salary will be $12,500 per two week pay period. You will be entitled to earn an annual bonus in the amount of up to 25% of your base salary upon Mirna’s achievement of its annual plan goals as determined by Mirna’s Board of Directors, as further described in the Employment Agreement.

Subject to approval by Mirna’s Board of Directors, and as further described in the Employment Agreement, upon the pricing of Mirna’s initial public offering, we anticipate granting you an option to purchase common stock representing approximately 1% of the outstanding shares of the Company’s common stock immediately after the initial public offering at an exercise price equal to the price to the public agreed to with Mirna’s underwriters; in the event that Mirna’s initial public offering is postponed to a date later than three months after your Start Date, we anticipate granting you an option to purchase common stock representing approximately 1% of the then outstanding shares of the Company’s common stock, at a price per share equal to the fair market value of the common stock as determined in good faith by Mirna’s Board of Directors. Vesting of such option, whenever granted, will commence on the date that you relocate your primary residence to Austin, Texas and will then retroactively begin vesting as of your Start Date. In the event that you fail to relocate your primary residence to Austin, Texas within six months of your Start Date, such option shall be rescinded, and you and the chief executive officer of Mirna shall mutually discuss how to resolve the matter of your relocation and associated equity compensation.

Mirna offers group insurance and time off benefits for which you are eligible for beginning on November 1, 2015. You may choose insurance plans such as medical, dental, vision and supplemental life insurance (which is in addition to the amount Mirna provides for you). Mirna pays 100% of the premiums for short and long-term disability, basic life, accidental death and dismemberment, and an employee assistance program.

As of your Start Date, you will receive 15 days of vacation for your first year of employment, 7 days of sick time per calendar year and a total of 12 holidays (8 fixed date holidays and 4 flexible date or “flex” holidays) per calendar year. Vacation, sick time and the flex holidays will be prorated if your start date is after January 1.

Once you have 90 days of continuous service at Mirna, you are eligible to participate in Mirna’s 401(k) Plan. The 401(k) Plan has a matching component that is presently 50 cents per dollar up to 8% of your base compensation. The Board of Directors reserves the right to modify this matching percentage.

Mirna Therapeutics, Inc. | 2150 Woodward St., Suite 100 | Austin, TX 78744 | 1.512.901.0900 | www.mirnarx.com

We expect you to relocate to Austin within six months of your Start Date. As further described in the Employment Agreement, Mirna will reimburse you for reasonable and necessary documented relocation and moving expenses up to $60,000.

It is extremely important to the value of Mirna’s business to protect its proprietary information. Therefore, please review the documents in this offer package, including the Employment Agreement and the Confidentiality, Covenant Not To Compete, and Arbitration Agreement, and let me know if you have any questions about them. You will need to sign the Employment Agreement and the Confidentiality, Covenant Not To Compete, and Arbitration Agreement, prior to starting work.

Your position is an “at will” position, which is the customary employment relationship in “at will” employment states such as Texas. This simply means that the employment relationship between Mirna and you is based upon mutual consent and can be terminated at any time by either you or Mirna without advance notice and without any requirement for cause. It also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company. This “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and a duly authorized member of the Company. If your employment terminates for any reason, you shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this offer package. Your position is not governed by any agreements other than those contained in this offer package, and you are not employed for any specific period of time. No employee of Mirna has the authority to enter into any agreement with you concerning your employment other than what is specified in this offer package.

With the legal disclaimers out of the way, I am excited about your joining our Company and know that you can play a significant role in its continued growth. Please do not hesitate to call me or Jon Irvin if you have any questions. Please sign and return a copy of this letter by September 2, 2015 acknowledging your acceptance of this offer. You may send a scanned copy of this letter to jirvin@mirnarx.com or fax a copy to our confidential facsimile at (512) 681-5201.

Sincerely,

/s/ Paul Lammers
Paul Lammers, M.D., M.Sc.
President and Chief Executive Officer

Accepted by:

/s/ Alan Fuhrman
Signature/Date